UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Tudou Holdings Limited

(Name of issuer)

American Depositary Shares (ADS) Each Representing Four Class B ordinary shares, par value US$0.0001 per share

(Title of class of securities)

89903T 10 7

(CUSIP number)

December 31, 2011

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 2 of 18 Pages

(1)	Names of reporting persons GGV II Delaware L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 9.6% (3)
(12)	Type of reporting person (see instructions) OO

(1)	This statement on Schedule 13G is filed by GGV II Delaware L.L.C., Granite Global Ventures II L.P., GGV II Entrepreneurs Fund L.P., Granite Global Ventures II L.L.C., Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee (collectively, the “Reporting Persons”). These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held directly by GGV II Delaware L.L.C. Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. are the members of GGV II Delaware, L.L.C. and hold the shares indirectly as follows: (i) 2,700,293 shares of ADS representing 10,801,172 Class B ordinary shares held by Granite Global Ventures II L.P., and (ii) 56,513 shares of ADS representing 226,052 Class B ordinary shares held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 28,718,499 ADS (representing 114,873,996 Class B ordinary shares) of the Issuer outstanding as set forth on the Issuer’s Form 6-K filed with the Securities and Exchange Commission (“SEC”) on November 14, 2011.

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 3 of 18 Pages

(1)	Names of reporting persons Granite Global Ventures II L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 9.6% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This statement on Schedule 13G is filed by Granite Global Ventures II L.P., GGV II Entrepreneurs Fund L.P., Granite Global Ventures II L.L.C., Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee (collectively, the “Reporting Persons”). These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held directly by GGV II Delaware L.L.C. Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. are the members of GGV II Delaware, L.L.C. and hold the shares indirectly as follows: (i) 2,700,293 shares of ADS representing 10,801,172 Class B ordinary shares held by Granite Global Ventures II L.P., and (ii) 56,513 shares of ADS representing 226,052 Class B ordinary shares held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 28,718,499 ADS (representing 114,873,996 Class B ordinary shares) of the Issuer outstanding as set forth on the Issuer’s Form 6-K filed with the Securities and Exchange Commission (“SEC”) on November 14, 2011.

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 4 of 18 Pages

(1)	Names of reporting persons GGV II Entrepreneurs Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 9.6% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held directly by GGV II Delaware L.L.C. Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. are the members of GGV II Delaware, L.L.C. and hold the shares indirectly as follows: (i) 2,700,293 shares of ADS representing 10,801,172 Class B ordinary shares held by Granite Global Ventures II L.P., and (ii) 56,513 shares of ADS representing 226,052 Class B ordinary shares held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 28,718,499 ADS (representing 114,873,996 Class B ordinary shares) of the Issuer outstanding as set forth on the Issuer’s Form 6-K filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 5 of 18 Pages

(1)	Names of reporting persons Granite Global Ventures II L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 9.6% (3)
(12)	Type of reporting person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held directly by GGV II Delaware L.L.C. Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. are the members of GGV II Delaware, L.L.C. and hold the shares indirectly as follows: (i) 2,700,293 shares of ADS representing 10,801,172 Class B ordinary shares held by Granite Global Ventures II L.P., and (ii) 56,513 shares of ADS representing 226,052 Class B ordinary shares held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 28,718,499 ADS (representing 114,873,996 Class B ordinary shares) of the Issuer outstanding as set forth on the Issuer’s Form 6-K filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 6 of 18 Pages

(1)	Names of reporting persons Ray A. Rothrock
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 9.6% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held directly by GGV II Delaware L.L.C. Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. are the members of GGV II Delaware, L.L.C. and hold the shares indirectly as follows: (i) 2,700,293 shares of ADS representing 10,801,172 Class B ordinary shares held by Granite Global Ventures II L.P., and (ii) 56,513 shares of ADS representing 226,052 Class B ordinary shares held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 28,718,499 ADS (representing 114,873,996 Class B ordinary shares) of the Issuer outstanding as set forth on the Issuer’s Form 6-K filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 7 of 18 Pages

(1)	Names of reporting persons Anthony Sun
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 9.6% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held directly by GGV II Delaware L.L.C. Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. are the members of GGV II Delaware, L.L.C. and hold the shares indirectly as follows: (i) 2,700,293 shares of ADS representing 10,801,172 Class B ordinary shares held by Granite Global Ventures II L.P., and (ii) 56,513 shares of ADS representing 226,052 Class B ordinary shares held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 28,718,499 ADS (representing 114,873,996 Class B ordinary shares) of the Issuer outstanding as set forth on the Issuer’s Form 6-K filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 8 of 18 Pages

(1)	Names of reporting persons Scott B. Bonham
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Canada
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 s hares
(6) Shared voting power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 9.6% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held directly by GGV II Delaware L.L.C. Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. are the members of GGV II Delaware, L.L.C. and hold the shares indirectly as follows: (i) 2,700,293 shares of ADS representing 10,801,172 Class B ordinary shares held by Granite Global Ventures II L.P., and (ii) 56,513 shares of ADS representing 226,052 Class B ordinary shares held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 28,718,499 ADS (representing 114,873,996 Class B ordinary shares) of the Issuer outstanding as set forth on the Issuer’s Form 6-K filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 9 of 18 Pages

(1)	Names of reporting persons Joel D. Kellman
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 9.6% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held directly by GGV II Delaware L.L.C. Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. are the members of GGV II Delaware, L.L.C. and hold the shares indirectly as follows: (i) 2,700,293 shares of ADS representing 10,801,172 Class B ordinary shares held by Granite Global Ventures II L.P., and (ii) 56,513 shares of ADS representing 226,052 Class B ordinary shares held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 28,718,499 ADS (representing 114,873,996 Class B ordinary shares) of the Issuer outstanding as set forth on the Issuer’s Form 6-K filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 10 of 18 Pages

(1)	Names of reporting persons Hany M. Nada
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 9.6% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held directly by GGV II Delaware L.L.C. Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. are the members of GGV II Delaware, L.L.C. and hold the shares indirectly as follows: (i) 2,700,293 shares of ADS representing 10,801,172 Class B ordinary shares held by Granite Global Ventures II L.P., and (ii) 56,513 shares of ADS representing 226,052 Class B ordinary shares held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 28,718,499 ADS (representing 114,873,996 Class B ordinary shares) of the Issuer outstanding as set forth on the Issuer’s Form 6-K filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 11 of 18 Pages

(1)	Names of reporting persons Thomas K. Ng
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 9.6% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held directly by GGV II Delaware L.L.C. Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. are the members of GGV II Delaware, L.L.C. and hold the shares indirectly as follows: (i) 2,700,293 shares of ADS representing 10,801,172 Class B ordinary shares held by Granite Global Ventures II L.P., and (ii) 56,513 shares of ADS representing 226,052 Class B ordinary shares held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 28,718,499 ADS (representing 114,873,996 Class B ordinary shares) of the Issuer outstanding as set forth on the Issuer’s Form 6-K filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 12 of 18 Pages

(1)	Names of reporting persons Jixun Foo
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Singapore
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 9.6% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held directly by GGV II Delaware L.L.C. Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. are the members of GGV II Delaware, L.L.C. and hold the shares indirectly as follows: (i) 2,700,293 shares of ADS representing 10,801,172 Class B ordinary shares held by Granite Global Ventures II L.P., and (ii) 56,513 shares of ADS representing 226,052 Class B ordinary shares held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 28,718,499 ADS (representing 114,873,996 Class B ordinary shares) of the Issuer outstanding as set forth on the Issuer’s Form 6-K filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 13 of 18 Pages

(1)	Names of reporting persons Glenn Solomon
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 9.6% (3)
(12)	Type of reporting person (see instructions) IN
(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held directly by GGV II Delaware L.L.C. Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. are the members of GGV II Delaware, L.L.C. and hold the shares indirectly as follows: (i) 2,700,293 shares of ADS representing 10,801,172 Class B ordinary shares held by Granite Global Ventures II L.P., and (ii) 56,513 shares of ADS representing 226,052 Class B ordinary shares held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 28,718,499 ADS (representing 114,873,996 Class B ordinary shares) of the Issuer outstanding as set forth on the Issuer’s Form 6-K filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 14 of 18 Pages

(1)	Names of reporting persons Jenny Lee
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Singapore
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,756,806 ADS representing 11,027,224 Class B ordinary shares (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 9.6% (3)
(12)	Type of reporting person (see instructions) IN
(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held directly by GGV II Delaware L.L.C. Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. are the members of GGV II Delaware, L.L.C. and hold the shares indirectly as follows: (i) 2,700,293 shares of ADS representing 10,801,172 Class B ordinary shares held by Granite Global Ventures II L.P., and (ii) 56,513 shares of ADS representing 226,052 Class B ordinary shares held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 28,718,499 ADS (representing 114,873,996 Class B ordinary shares) of the Issuer outstanding as set forth on the Issuer’s Form 6-K filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 15 of 18 Pages

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of ADS of Tudou Holdings Limited (the “Issuer”). Each ADS represents 4 Class B ordinary shares, par value $0.0001 per share, of the Issuer.

Item 1(a).	Name of Issuer:

Tudou Holdings Limited

Item 1(b).	Address of Issuer’s Principal Executive Offices:

BLDG NO. 6, X2 CREATIVE PARK

1238 XIETU ROAD, XUHUI DISTRICT

SHANGHAI F4 200032

People’s Republic of China

Item 2(a).	Name of Person(s) Filing:

GGV II Delaware L.L.C.

Granite Global Ventures II L.P.

GGV II Entrepreneurs Fund L.P.

Granite Global Ventures II L.L.C.

Ray A. Rothrock

Anthony Sun

Scott B. Bonham

Joel D. Kellman

Jixun Foo

Glenn Solomon

Hany M. Nada

Thomas K. Ng

Jenny Lee

Item 2(b).	Address of Principal Business Office:

GGV Capital

2494 Sand Hill Road, Suite 100

Menlo Park, California 94025

United States of America

Item 2(c).	Citizenship or Place of Organization:

Name	Citizenship or Place of Organization
1. GGV II Delaware L.L.C.	Delaware, United States of America
2. Granite Global Ventures II L.P.	Delaware, United States of America
3. GGV II Entrepreneurs Fund L.P.	Delaware, United States of America
4. Granite Global Ventures II L.L.C.	Delaware, United States of America
5. Ray A. Rothrock	United States of America
6. Anthony Sun	United States of America
7. Scott B. Bonham	Canada
8. Joel D. Kellman	United States of America
9. Jixun Foo	Singapore
10. Glenn Solomon	United States of America
11. Hany M. Nada	United States of America
12. Thomas K. Ng	United States of America
13. Jenny Lee	Singapore

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 16 of 18 Pages

Item 2(d).	Title of Class of Securities:

American Depositary Shares. Each American Depositary Share represents 4 Class B ordinary shares, par value $0.0001 per share, of the Issuer.

Item 2(e).	CUSIP Number:

89903T 10 7

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4(a).	Amount Beneficially Owned:

Item 4(b).	Percent of Class:

Item 4(c).	Number of shares as to which such persons have:

The following information with respect to the ownership of the ADS of the Issuer by the Reporting Persons filing this statement on Schedule 13G as of December 31, 2011:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (1)	Sole Dispositive Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 3)

GGV II Delaware L.L.C.	2,756,806	0	0	0	0	0	9.6%
Granite Global Ventures II L.P.	0	0	2,756,806	0	2,756,806	2,756,806	9.6%
GGV II Entrepreneurs Fund L.P.	0	0	2,756,806	0	2,756,806	2,756,806	9.6%
Granite Global Ventures II L.L.C. (2)	0	0	2,756,806	0	2,756,806	2,756,806	9.6%
Ray A. Rothrock	0	0	2,756,806	0	2,756,806	2,756,806	9.6%
Anthony Sun	0	0	2,756,806	0	2,756,806	2,756,806	9.6%
Scott B. Bonham	0	0	2,756,806	0	2,756,806	2,756,806	9.6%
Joel D. Kellman	0	0	2,756,806	0	2,756,806	2,756,806	9.6%
Jixun Foo	0	0	2,756,806	0	2,756,806	2,756,806	9.6%
Glenn Solomon	0	0	2,756,806	0	2,756,806	2,756,806	9.6%
Hany M. Nada	0	0	2,756,806	0	2,756,806	2,756,806	9.6%
Thomas K. Ng	0	0	2,756,806	0	2,756,806	2,756,806	9.6%
Jenny Lee	0	0	2,756,806	0	2,756,806	2,756,806	9.6%

(1)	Represents the number of ADS currently held by the Reporting Persons.

(2)	The shares are held directly by GGV II Delaware L.L.C. Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. are the members of GGV II Delaware, L.L.C. and hold the respective shares indirectly. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 28,718,499 ADS (representing 114,873,996 Class B ordinary shares) of the Issuer outstanding as set forth on the Issuer’s Form 6-K filed with the SEC on November 14, 2011.

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 17 of 18 Pages

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

SCHEDULE 13G

CUSIP No. 89903T 10 7	Page 18 of 18 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2012

GGV II DELAWARE L.L.C.

By:	Granite Global Ventures II L.P., its Member
By:	Granite Global Ventures II L.L.C., its General Partner

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

GRANITE GLOBAL VENTURES II L.P.
GGV II ENTREPRENEURS FUND L.P.

BY:	GRANITE GLOBAL VENTURES II L.L.C.
ITS:	GENERAL PARTNER

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

GRANITE GLOBAL VENTURES II L.L.C.

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Ray A. Rothrock

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Anthony Sun

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Scott B. Bonham

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Joel D. Kellman

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jixun Foo

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Glenn Solomon

/s/ Hany M. Nada
Hany M. Nada

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Thomas K. Ng

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jenny Lee

Exhibit(s):	Exhibit 99.1: Joint Filing Statement